Exhibit 10.1

Fiscal 2011 Annual Performance Bonus Program

for John D. Carter and Tamara L. Lundgren

The Amended and Restated Employment Agreements between the Company and each of John D. Carter and Tamara L. Lundgren provide for annual cash bonuses under bonus programs to be developed by the Compensation Committee (the “Committee”), with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The annual bonus program for Mr. Carter and Ms. Lundgren for fiscal 2011 has two components. The first component consists of awards with cash payouts based on achievement of Company financial performance targets. The second component is based on the achievement of management objectives established by the Committee. The two components of the annual performance bonus program shall operate independently, and the Committee shall make determinations with respect to the second component without regard to the outcomes under the first component.

Company Financial Performance Targets

Calculation of Cash Payout. For fiscal 2011, the Company financial performance targets shall be the Company’s earnings per share (“EPS”) and the combined return on capital employed (“ROCE”) of the Company’s Metals Recycling Business (“MRB”) and the Company’s Auto Parts Business (“APB”), and each performance target shall be weighted equally. Cash payouts to the participants under this component of the bonus program shall be determined based on the level of achievement of each performance target. The Committee has established performance targets for EPS and ROCE and corresponding payouts as a percentage of a participant’s target amount. Payouts begin at positive levels of EPS and ROCE.

Participants’ Target Amounts. The total target amount for Mr. Carter for the Company financial performance component shall be 50% of his annual base salary as in effect on August 31, 2011, with one-half of this target amount subject to each of the two financial performance targets and the maximum total bonus under these two targets not to exceed three times his target amount under this component. The total target amount for Ms. Lundgren for the Company financial performance component shall be 50% of her annual base salary as in effect on August 31, 2011, with one-half of this target amount subject to each of the two financial performance targets and the maximum total bonus under these two targets not to exceed seven times her target amount under this component.

EPS. The EPS goal for fiscal 2011 shall be based on the Adjusted EPS for that year. Adjusted EPS for fiscal 2011 shall mean the Company’s diluted earnings per share for that fiscal year before extraordinary items and the cumulative effects of changes in accounting principles, if any, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, adjusted to eliminate the impact of such other items as the Committee shall have specified at the time of establishment of the performance targets.

ROCE. The ROCE for fiscal 2011 shall be equal to the sum of the Adjusted Operating Income of MRB and the Adjusted Operating Income of APB for fiscal 2011 divided by the sum of the Average Capital Employed of MRB and the Average Capital Employed of APB for fiscal 2011. Adjusted Operating Income for each business for fiscal 2011 shall mean the business’s segment operating income for fiscal 2011 as set forth in the audited consolidated financial statements of the Company and its subsidiaries for fiscal 2011, adjusted to eliminate the impact of such items as the Committee shall have specified at the time of establishment of the performance targets and then reduced by the Company’s effective tax rate for fiscal 2011 as determined from the audited consolidated statement of operations of the Company and its subsidiaries for fiscal 2011. Average Capital Employed for each business for fiscal 2011 shall mean the average of five (5) numbers consisting of the business’s Capital Employed as of the last day of the fiscal year and as of the last day of the four preceding fiscal quarters. Capital Employed for each business as of any date shall mean (i) the business’s total assets (adjusted to eliminate the impact of such items as the Committee shall have specified at the time of establishment of the performance targets), minus (ii) the business’s total liabilities other than debt for borrowed money and capital lease obligations, plus (iii) its intercompany payable balances, minus (iv) its intercompany receivable balances, in each case as set forth in the consolidated financial statements of the Company and its subsidiaries as of the applicable date or otherwise determined from the Company’s accounting records on a consistent basis.

Change in Accounting Principle. If the Company implements a change in accounting principle during fiscal 2011 either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then EPS and ROCE shall be adjusted to eliminate the impact of the change in accounting principle.

Management Objectives

The second component of the annual bonus program is based on the achievement of the management objectives determined by the Committee. The Committee shall establish the management objectives and specify the weight to be assigned to each objective. Following the end of the fiscal year, the Committee shall evaluate the performance of each participant against the management objectives, determine the extent to which each objective has been met and determine the amount of the bonus to be paid. The target bonus amount for Mr. Carter for this component of the bonus program shall be 50% of his annual base salary as in effect on August 31, 2011, and the maximum bonus under this component may not exceed three times this target amount. The target bonus amount for Ms. Lundgren for this component of the bonus program shall be 50% of her annual base salary as in effect on August 31, 2011, and the maximum bonus under this component may not exceed three times this target amount. The actual amount of the bonuses under this component shall be determined by the Committee.

General Provisions

Certification. Following the end of fiscal 2011 and prior to the payment of any bonus, the Committee shall certify in writing the level of attainment of each performance target for the year and the calculation of the bonus amounts for each participant. Payouts shall be made in cash to the participants as soon as practicable after October 31, 2011 following certification by the Committee.

Conditions to Payment. Subject to the terms of each participant’s employment agreement and change in control agreement, a participant must be employed by the Company on August 31, 2011 to receive the annual bonus.

IRS Section 162(m). The annual bonus program is implemented pursuant to the Executive Annual Bonus Plan, which was amended and re-approved by shareholders in 2010, and is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Each of the performance targets used in the program for fiscal 2011 is among performance goals approved by shareholders in the Executive Annual Bonus Plan.